                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, made and entered into as of January 22, 1999, by and between AMERICAN AXLE & MANUFACTURING HOLDINGS, INC., a Delaware corporation ("Axle Delaware"), and AMERICAN AXLE & MANUFACTURING OF MICHIGAN, INC., a Michigan corporation ("Axle Michigan"). Axle Delaware and Axle Michigan are the "Constituent Corporations" to the Merger described below.

                  WHEREAS, the respective boards of directors of Axle Michigan and Axle Delaware have approved the merger of Axle Michigan with and into Axle Delaware (the "Merger") pursuant to the applicable provisions of the Michigan Business Corporation Act (the "MBCA") and the Delaware General Corporation Law (the "DGCL") on the terms hereinafter set forth and have approved this Agreement and Plan of Merger and authorized the execution hereof and recommended this Agreement and Plan of Merger to the shareholders of Axle Michigan and Axle Delaware, respectively;

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

                  SECTION 1. The Merger; Outstanding Shares. (a) Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL and the MBCA, the Merger will be effected and pursuant thereto Axle Michigan will be merged with and into Axle Delaware. At the Effective Time (as defined below), the separate corporate existence of Axle Michigan will cease and Axle Delaware will continue as the surviving corporation. After giving effect to the Merger and as the context requires, Axle Delaware is sometimes hereinafter referred to as the "Surviving Corporation".

                  (b) The authorized capital stock of Axle Michigan consists of 100,000 common shares, par value $.01 per share ("Axle Michigan Common Stock"), of which 8,227.15 shares are issued and outstanding on the date hereof, and 100,000 preferred shares, none of which are issued and outstanding. Each share of Axle Michigan Common Stock is entitled to vote. The number of shares of Axle Michigan Common Stock is subject to change before the Effective Time as a result of the issuance of such shares upon the exercise of stock options currently outstanding.

                  (c) The authorized capital stock of Axle Delaware consists of 100 shares of common stock, par value $.01 per share ("Axle Delaware Common Stock"), of which one share is issued and outstanding on the date hereof. Such share is entitled to vote. The number of outstanding shares of Axle Delaware will not change before the Effective Time.

                  SECTION 2. Closing; Effective Time. Unless this Agreement shall have been terminated and the transaction herein contemplated shall have been abandoned pursuant to Section 8, and subject to the satisfaction of the conditions set forth in Section 7, the parties hereto will cause the Merger to be consummated by filing (i) this Agreement or a certificate of merger (the "Delaware Certificate of Merger") with the Secretary of State of the State of Delaware, as provided in the DGCL, and (ii) a certificate of merger (the "Michigan Certificate of Merger") with the Administrator, as provided in the MBCA, as early as possible after the satisfaction of the conditions set forth in Section
7. The Merger will become effective upon the later of the filing of the Delaware Certificate of Merger or the Michigan Certificate of Merger or at such later time as is provided in the Delaware Certificate of Merger and the Michigan Certificate of Merger as the parties hereto shall agree.

                  SECTION 3.  Effects of the Merger.

                  (a) The Merger will have the effects as set forth in the applicable provisions of the DGCL and the MBCA.

                  (b) At the Effective Time, the certificate of incorporation shall be in the form of Exhibit A attached hereto and the bylaws shall be in the form attached to this Agreement.

                  (c) The officers and directors of Axle Michigan immediately prior to the Effective Time will, from and after the Effective Time, be the officers and directors of the Surviving Corporation. Each of such officers and directors shall hold office in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

                  SECTION 4. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Axle Michigan Common Stock or Axle Delaware Common Stock:

                  (a) Each share of Axle Michigan Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive 3,945 shares of Common Stock, par value $.01 per share ("Surviving Corporation Common Stock"), of the Surviving Corporation. As of the Effective Time, all such shares of Axle Michigan Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Axle Michigan Common Stock shall cease to have any rights with respect thereto, except the right to receive shares of Surviving Corporation Common Stock to be issued in consideration therefor as herein provided.

                  (b) Each share of Axle Delaware Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired without any consideration being payable in respect thereof.

                  SECTION 5.  Stock Options; Stock Option Plans and Agreements.

                  (a) Each stock option granted by Axle Michigan (under or subject to any stock option plan or stock option agreement of Axle Michigan) and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a stock option to purchase, upon the same terms and conditions, the number of shares of the Surviving Corporation's Common Stock (subject to further adjustments as provided in the governing stock option plan) which is equal to the number of shares of Axle Michigan Common Stock which the holder thereof would have received had such holder exercised the option in full immediately prior to the Effective Time (whether or not such option was then exercisable), multiplied by 3,945. The price per share payable upon exercise under each of said options shall (subject to future adjustments as provided in the governing stock option plan) be adjusted by dividing the exercise price of each option on the date immediately prior to the Effective Time by 3,945.

                  (b) All of Axle Michigan's stock option plans and stock option agreements, and all outstanding stock options thereunder, shall immediately prior to the Effective Time of the Merger be automatically amended to the extent necessary to permit continuance of such stock option plans and agreements and continuance and conversion of said stock options into those of the Surviving Corporation following the Merger, notwithstanding any provisions heretofore contained in such stock option plans or agreements providing for termination in the event of a merger in which American Axle & Manufacturing of Michigan, Inc. is not the Surviving Corporation. As of the Effective Time, Axle Delaware adopts and assumes each such plan and agreement as its own.

                  SECTION 6. Benefit and Incentive Plans. At the Effective Time, each employee benefit plan and incentive compensation plan to which Axle Michigan is then a party and all liabilities and obligations thereunder shall be assumed and adopted by, and continue to be the plan of, the Surviving Corporation. To the extent any employee benefit plan or incentive compensation plan of Axle Michigan or any of its subsidiaries provides for the issuance or purchase of, or otherwise relates to, Axle Michigan Common Stock, after the Effective Time such plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, the Surviving Corporation's Common Stock upon the same terms and conditions.

                  SECTION 7. Stockholder Approval Condition. This Agreement and Plan of Merger shall be submitted to the stockholders of Axle Michigan and Axle Delaware in accordance with the applicable provisions of the MBCA and DGCL, respectively, and the consummation of this Agreement and Plan of Merger and the Merger herein provided for are conditioned upon the approval and adoption hereof by the affirmative vote of the stockholders of Axle Michigan and Axle Delaware in accordance with applicable law.

                  SECTION 8. Abandonment; Termination. This Plan of Merger and the Merger herein contemplated may be abandoned upon the mutual agreement of the parties at any time prior to the Effective Time (before or after shareholder approval). This Agreement may be amended, modified or supplemented at any time (before or after shareholder approval) prior to the Effective Time of the Merger with the mutual consent of the Boards of Directors of Axle Michigan and Axle Delaware.

                  IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed by their duly authorized officers, all as of the day and year first above written.

                             AMERICAN AXLE & MANUFACTURING
                               HOLDINGS, INC., a Delaware corporation


                             By:   /s/ Richard E. Dauch
                                   -------------------------------------------
                                      Richard E. Dauch
                                      Chairman of the Board, Chief Executive
                                      Officer and President

                             AMERICAN AXLE & MANUFACTURING
                               OF MICHIGAN, INC., a Michigan corporation


                             By:   /s/ Richard E. Dauch
                                   -------------------------------------------
                                      Richard E. Dauch
                                      Chairman of the Board, Chief Executive
                                      Officer and President